Exhibit 99.1

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES OFFERING

OF $1,500 MILLION OF SENIOR SECURED NOTES DUE 2034

FRANKLIN, Tenn. (July 28, 2025) – Community Health Systems, Inc. (the “Company”) (NYSE: CYH) today announced that its wholly owned subsidiary, CHS/Community Health Systems, Inc. (the “Issuer”), intends to offer $1,500 million aggregate principal amount of Senior Secured Notes due 2034 (the “Notes”), subject to market and other conditions (the “Notes Offering”).

The Issuer intends to use the net proceeds of the Notes Offering, together with cash on hand, to refinance a portion of its outstanding 5.625% Senior Secured Notes due 2027 (the “2027 Notes”) through a tender offer and/or a redemption. This press release shall not constitute an offer to purchase any 2027 Notes.

The Notes will be offered in the United States to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offers of the Notes will be made only by means of a private offering memorandum. This notice is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.

Forward-Looking Statements

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risk and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Contacts: Kevin J. Hammons, 615-465-7000 President and Chief Financial Officer or Anton Hie, 615-465-7012 Vice President – Investor Relations	Media Contact: Tomi Galin, 615-628-6607 Executive Vice President, Corporate Communications, Marketing and Public Affairs

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